                                                              EXHIBIT 99.1

CONTACT:        Robert Gross
                President and Chief Executive Officer
                (585) 647-6400

                Catherine D'Amico
                Executive Vice President - Finance
                Chief Financial Officer
                (585) 647-6400

                Investor Relations:
                Cara O'Brien/Melissa Myron
                Media Contact:
                Stephanie Sampiere
                Financial Dynamics
                (212) 850-5600

FOR IMMEDIATE RELEASE


        MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD Q2 SALES AND EARNINGS
                    ~ COMPARABLE STORE SALES INCREASE 6.6% ~
    ~ NET INCOME INCREASES 20% GENERATING A RECORD $0.61 DILUTED EARNINGS PER
                                    SHARE ~

        ROCHESTER, N.Y. - OCTOBER 16, 2003 - MONRO MUFFLER BRAKE, INC. (NASDAQ:
MNRO) today announced record sales and earnings for the second quarter and six months ended September 27, 2003.

        Sales for the second quarter increased 9.0% to $74.1 million compared to $68.0 million for the comparable quarter last year. Same store sales increased 6.6% for the second quarter, versus last year's increase of 1.5%. These top line gains reflect consistent store traffic increases, a strong repeat customer business and continued growth of additional products and services that have translated into strength across nearly all of the Company's major product and service lines. During the second quarter, the Company's exhaust business was up approximately 8%, brakes increased approximately 10%, miscellaneous services grew approximately 11%, including a 6.5% increase in scheduled maintenance service and the commercial business posted an approximate 16% gain.

        Gross profit for the quarter increased to $31.5 million, or 42.4% of sales, from $28.6 million, or 42.1% of sales, last year.


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        Net income for the second quarter increased 20.2% to a record $5.9 million, or $0.61 per diluted share, compared to $4.9 million, or $0.52 per share last year. The Company opened one store during the quarter, bringing the total store count at the end of the second quarter of 2003 to 562.

        Robert G. Gross, President and Chief Executive Officer stated, "We achieved another record quarter by consistently executing our strategy to drive store traffic with oil changes and to win repeat customers through our industry-leading customer service, our wide range of services and our targeted direct-to-consumer marketing. We believe our strong 10% increase in the high-margin brake category provides evidence that we have been successful in gaining the trust of our customers to complete significant repair and maintenance work on their automobiles. In addition, we were able to achieve these strong results in spite of the negative impact the September hurricane had on our Southern-based stores, which we estimate negatively affected our comparable store sales results by approximately 0.5% for the quarter."

        Sales for the six-month period increased 8.7% to $147.7 million from $135.9 million for the comparable period last year. Net income for the six months increased 33.3% to $11.8 million, or $1.22 per diluted share, compared to $8.9 million, or $0.94 per diluted share, in the year-ago period.

        Mr. Gross continued, "With five consecutive quarters of comparable store sales increases, our strategy to drive organic growth remains on target. In addition, we continue to actively pursue opportunities to increase our store base and anticipate further expansion during the balance of the year. As previously discussed, we seek to add high-quality stores that will strengthen our geographic presence and/or diversify our product mix while being accretive in a timely fashion."

        Mr. Gross concluded, "Our inclusion in the recently released Forbes 200 Best Small Companies list is a testament to the solid foundation we have built and the value we have delivered to our shareholders. Looking to the second half of the year, we will continue to build on our strong fundamentals and the traction we have gained in the marketplace. Currently, we are confident our strong performance will continue and expect diluted earnings per share for the third quarter to be in the range of $0.30 to $0.32 before accounting for the recently announced


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three-for-two stock split. In addition, we remain comfortable with our full year estimate of diluted earnings per share in the range of $1.74 to $1.80 pre-split."

        Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Kimmel Tires - Auto Service and Tread Quarters Discount Tires. The Company currently operates 563 stores and has 18 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro's stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company's stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company's Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 29, 2003.

                                 (Tables Follow)


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                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                       Quarter Ended Fiscal September
                                                       ------------------------------
                                                       2003                      2002            % Change
                                                       ----                      ----            --------
                                                                              Restated
Sales                                                  $         74,107    $        68,003             9.0%

Cost of sales, including
     distribution and occupancy costs                            42,653             39,392             8.3
                                                       ----------------    ---------------

Gross profit                                                     31,454             28,611             9.9

Operating, selling, general and
     administrative expenses                                     21,095             20,026             5.3
                                                       ----------------    ---------------

Operating income                                                 10,359              8,585            20.7

Interest expense, net                                               889                642            38.5

Other (income) expense, net                                         (44)                31
                                                       ----------------    ---------------

Income before provision for
     income taxes                                                 9,514              7,912            20.3

Provision for income taxes                                        3,618              3,007            20.3
                                                       ----------------    ---------------

Net income                                             $          5,896    $         4,905            20.2
                                                       ================    ===============

Diluted earnings per common share                      $           0.61    $          0.52            17.3%
                                                       ================    ===============

Weighted average number of
     diluted shares outstanding                                   9,721              9,375

Number of stores open
     (at end of quarter)                                            562                550



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                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                       Six Months Ended Fiscal September
                                                       ---------------------------------
                                                             2003                2002            % Change
                                                             ----                ----            --------
                                                                               Restated
Sales                                                  $        147,750    $       135,912             8.7%

Cost of sales, including
     distribution and occupancy costs                            84,061             77,406             8.6
                                                       ----------------    ---------------

Gross profit                                                     63,689             58,506             8.9

Operating, selling, general and
     administrative expenses                                     43,146             42,925             0.5
                                                       ----------------    ---------------

Operating income                                                 20,543             15,581            31.8

Interest expense, net                                             1,482              1,409             5.2

Other (income) expense, net                                           -               (120)
                                                       ----------------    ---------------

Income before provision for
     income taxes                                                19,061             14,292            33.4

Provision for income taxes                                        7,246              5,431            33.4
                                                       ----------------    ---------------

Net income                                             $         11,815    $         8,861            33.3
                                                       ================    ===============

Diluted earnings per share                             $           1.22    $          0.94            29.8%
                                                       ================    ===============

Weighted average number of
     diluted shares outstanding                                   9,661              9,393



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                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                             (Dollars in thousands)

                                                                 September 27,             March 29,
                                                                      2003                   2003
                                                              ------------------      ------------------
ASSETS

Current assets

   Cash                                                       $              888      $               69

   Inventories                                                            52,195                  51,256

   Other current assets                                                   13,689                  12,552
                                                              ------------------      ------------------

     Total current assets                                                 66,772                  63,877

Property, plant and equipment, net                                       159,934                 132,148

Other noncurrent assets                                                   10,728                  11,175
                                                              ------------------      ------------------

      Total assets                                            $          237,434      $          207,200
                                                              ==================      ==================


LIABILITIES AND SHAREHOLDERS' EQUITY

   Current liabilities                                        $           43,363      $           41,997

   Long-term debt                                                         51,198                  36,183

   Other long-term liabilities                                             5,161                   4,628
                                                              ------------------      ------------------

     Total liabilities                                                    99,722                  82,808

   Total shareholders' equity                                            137,712                 124,392
                                                              ------------------      ------------------

      Total liabilities and shareholders' equity              $          237,434      $          207,200
                                                              ==================      ==================